Exhibit 99.1

News Release

For information contact: Sherry Magee Senior Vice President Communications CNL Financial Group 407-650-1223

CORPORATE CAPITAL TRUST ANNOUNCES NEW CREDIT FACILITY

— Total borrowing capacity expands to $1.74 billion —

(ORLANDO, Fla.) Dec. 14, 2015 – Corporate Capital Trust, a business development company that provides individuals the opportunity to invest in the debt of privately owned American companies, announced that it has closed a new $200 million credit facility with Sumitomo Mitsui Banking Corporation. The facility bears an interest rate of the 3-month Libor rate plus 1.75 percent if the average outstanding balance is greater than $100 million or the 3-month Libor rate plus 2 percent if the average outstanding balance is less than $100 million. The credit facility matures in December 2020.

“We are pleased to form this relationship as the addition of the credit facility further strengthens our ability to execute on the opportunities arising in the market,” says Steve Shackelford, president and chief financial officer of Corporate Capital Trust. “Along with more than $2.5 billion in equity capital, we have a broad lender base of 21 financial institutions currently providing capital through our various facilities.”

About Corporate Capital Trust

Corporate Capital Trust is a non-traded business development company that offers individuals a unique opportunity to invest in privately owned American companies. The company is externally managed by CNL and KKR and its investment objective is to provide shareholders with current income and, to a lesser extent, long-term capital appreciation. The company intends to meet its investment objective by investing primarily in the debt of privately owned companies, with a focus on originated transactions sourced through the networks of its advisors. For additional information, please visit CorporateCapitalTrust.com.

About CNL Financial Group

CNL Financial Group is a leading private investment management firm providing global real estate and alternative investments. Since inception in 1973, CNL Financial Group and/or its affiliates have formed or acquired companies with more than $33 billion in assets. CNL Financial Group is headquartered in Orlando, Florida. For more information, visit CNL.com.

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About KKR

KKR is a leading global investment firm that manages investments across multiple asset classes including private equity, energy, infrastructure, real estate, credit and hedge funds. KKR aims to generate attractive investment returns by following a patient and disciplined investment approach, employing world-class people, and driving growth and value creation at the asset level. KKR invests its own capital alongside its partners’ capital and brings opportunities to others through its capital markets business. References to KKR’s investments may include the activities of its sponsored funds. For additional information about KKR & Co. L.P. (NYSE: KKR), please visit KKR’s website at KKR.com and on Twitter @KKR_Co.

A registration statement relating to the common stock of Corporate Capital Trust, Inc. is filed with the Securities and Exchange Commission. The offering of Corporate Capital Trust’s common stock is being made solely by means of a written prospectus, which is available at http://www.sec.gov or may be obtained by calling (866) 650-0650, that contains additional information about Corporate Capital Trust and should be read carefully by an investor before investing. Investors are advised to consider the investment objective, risks, charges and expenses of Corporate Capital Trust carefully before investing. This press release is not an offer to sell and is not soliciting an offer to buy these securities in any state where such offer or sale is not permitted. Neither the SEC, the Attorney General of the State of New York nor any other regulatory agency has passed on or endorsed the merits of this offering. Any representation to the contrary is a criminal offense.

The information in this press release may include “forward-looking statements.” These statements are based on the beliefs and assumptions of Corporate Capital Trust’s management and on the information currently available to management at the time of such statements. Forward-looking statements generally can be identified by the words “believes,” “expects,” “intends,” “plans,” “estimates” or similar expressions that indicate future events. Important factors that could cause actual results to differ materially from Corporate Capital Trust’s expectations include those disclosed in the current prospectus for the public offering of Corporate Capital Trust’s common stock.

Corporate Capital Trust is advised by CNL Fund Advisors Company (CNL) and KKR Credit Advisors (US) LLC (KKR), affiliates of CNL Financial Group and KKR & Co. L.P., respectively.

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